    As filed with the Securities and Exchange Commission on April __, 1999

                                                  Registration No. 333-____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            _______________________

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            _______________________

                         EQUALNET COMMUNICATIONS CORP.
             (Exact name of Registrant as specified in its charter)

                TEXAS                                                 76-0457803
   (State or other jurisdiction of                         (I.R.S. Employer Identification No.)
    incorporation or organization)


  EQUALNET COMMUNICATIONS CORP.                    MITCHELL H. BODIAN, PRESIDENT                           Copy to:
      HOUSTON, TEXAS  77079                        EQUALNET COMMUNICATIONS CORP.                       W. ROBERT SHEARER
   1250 WOOD BRANCH PARK DRIVE                      1250 WOOD BRANCH PARK DRIVE                   WEIL, GOTSHAL & MANGES LLP
         (281) 529-4600                                HOUSTON, TEXAS  77079                       700 LOUISIANA, SUITE 1600
(Address, including zip code, and                         (281) 529-4600                             HOUSTON, TEXAS  77002
telephone number, including area                (Name, address, including zip code,                     (713) 546-5275
 code, of Registrant's principal               and telephone number, including area
       executive offices)                           code, of agent for service)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
       Title of each class of              Amount to be      Proposed maximum offering   Proposed maximum aggregate    Amount of
    securities to be registered             registered          price per share (2)          offering price (2)     registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share..............................   23,723,963 shares (1)           $0.6406                   $15,197,571              $4,225
===================================================================================================================================


(1) Such 23,723,963 shares comprise 3,988,620 issued and outstanding shares, an aggregate of 1,260,232 shares that are issuable upon the exercise of four outstanding warrants, an aggregate of 4,108,042 shares that are issuable upon the conversion of certain notes, an aggregate of 11,367,069 shares that are issuable upon the conversion of preferred stock, an aggregate of 1,500,000 shares that are reserved for issuance upon the conversion of notes or preferred stock issuable as interest or dividends on outstanding notes or preferred stock, and an aggregate of 1,500,000 shares that are issuable pursuant to an agreement in connection with an acquisition of certain assets by a subsidiary of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issuable upon exercise of such outstanding warrants or conversion of such notes or preferred stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act, based on the average of the high and low sales prices for the Registrant's Common Stock on March 26, 1999, as reported on the Nasdaq National Market.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated April 1, 1999

                                   23,723,963

                         EQUALNET COMMUNICATIONS CORP.

                                  Common Stock

                         _____________________________

This is an offering of shares of our common       We will not receive any of the proceeds
stock.  Selling shareholders identified in        from the offering.  If the selling
the prospectus are offering all of the shares     shareholders exercise the warrants, we
to be sold in the offering.  The offered          will receive proceeds from those
shares consist of:                                warrants.

 .  issued and outstanding shares,                 The selling shareholders may sell any or
                                                  all of the shares of common stock at
 .  shares issuable upon the exercise of           market prices prevailing at the time of
   warrants,                                      sale, at prices related to prevailing
                                                  market prices, at negotiated prices or
 .  shares issuable upon the conversion of         at fixed prices.
   notes and preferred stock, and
                                                  Our common stock is listed on the Nasdaq
 .  shares issuable under an agreement through     National Market under the symbol "ENET."
   which one of our wholly owned subsidiaries
   will acquire another company's assets in
   exchange for shares of our common stock.

                         _____________________________

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                            ----------------------

                                April __, 1999

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
RISK FACTORS...........................................    1
ABOUT EQUALNET COMMUNICATIONS CORP.....................   12
USE OF PROCEEDS........................................   12
SELLING SHAREHOLDERS...................................   13
PLAN OF DISTRIBUTION...................................   19
FORWARD-LOOKING STATEMENTS.............................   21
WHERE YOU CAN FIND MORE INFORMATION....................   21
LEGAL MATTERS..........................................   22
EXPERTS................................................   23

                                  RISK FACTORS

     The shares offered are speculative and involve a high degree of risk. You should consider carefully the following risk factors, as well as the other matters in this prospectus, in deciding whether to purchase common stock.

We recorded losses               We recorded net losses of $8.4 million,
during our three most            $15.0 million and $17.9 million for the
recent fiscal years and          years ended June 30, 1996, 1997 and
the most recent six              1998, respectively.  We recorded a net
month period, and we             loss of $8.0 million for the six months
will likely continue to          ended December 31, 1998.  We cannot
record losses in the             assure you that our financial results
near future.                     will improve or that we will become
                                 profitable in future periods.  In the
                                 future, we will have to generate
                                 significantly higher revenues while
                                 reducing operating expenses to continue
                                 our operations.  Because of our losses,
                                 we have relied heavily on third-party
                                 sources of capital to fund operating
                                 expenses.  We cannot assure you that we
                                 will be able to continue to obtain
                                 capital from third parties in
                                 sufficient amounts to continue our
                                 operations.

Our auditors' have qualified Our independent auditors have qualified their opinion regarding our their report on our most recent audited
consolidated financial           consolidated financial statements to
statements.                      reflect that EqualNet Corporation's
                                 bankruptcy filing, our losses from
                                 operations and related circumstances
                                 raise substantial doubt about our
                                 ability to continue as a going concern.
                                 The financial statements do not include
                                 any adjustments to reflect the possible
                                 future effects that may result from the
                                 outcome of this uncertainty.

Defaults by us under material    We are in default under several
agreements could result in       material agreements to which we are a
the loss of services and the     party.  Many of the other parties to
payment of penalties.            those agreements have filed lawsuits
                                 against us for breaches of contract.
                                 If we do not cure those defaults or
                                 settle those lawsuits on favorable
                                 terms, the other parties to those
                                 agreements may cease providing services
                                 or impose financial penalties, if
                                 applicable, under the relevant
                                 agreement.  The loss of services or the
                                 payment of penalties could have a
                                 material adverse effect on our
                                 financial condition and results of
                                 operations.  We cannot assure you that
                                 we will be able to cure those defaults
                                 or settle those lawsuits on favorable
                                 terms.

One of our principal             EqualNet Corporation, one of our
operating subsidiaries,          principal operating subsidiaries, filed
EqualNet Corporation, filed      for Chapter 11 protection on September
for bankruptcy in September      10, 1998.  EqualNet Corporation intends
1998.                            to reorganize its business, stabilize
                                 its operations and improve its balance
                                 sheet under bankruptcy protection.
                                 However, if EqualNet Corporation is not
                                 able to

                                 .  negotiate new carrier agreements,

                                 .  improve the efficiency of its
                                    operations,

                                 .  increase cash flow,

                                 .  retain a substantial portion of its
                                    customer base, and

                                 .  obtain the approval by its creditors
                                    of a plan of reorganization,

                                 EqualNet Corporation may be forced into
                                 liquidation.  EqualNet Corporation
                                 generated substantially all of our
                                 revenues during fiscal year 1998 and
                                 currently generates approximately 55%
                                 of our revenues.  The liquidation of
                                 EqualNet Corporation could have a
                                 material adverse effect on our
                                 financial condition and results of
                                 operations.

There are several risks          We intend to grow by acquiring other
related to our acquisition       telecommunication services providers
program, including the risk      (or the customer accounts owned by
that our issuance of common      those providers) and other
stock in acquisitions might      complementary businesses.  We expect
be highly dilutive.              these acquisitions to enable us to
                                 receive greater volume discounts on the
                                 rates we pay to our underlying
                                 carriers, although we cannot assure you
                                 that we will receive those discounts.
                                 We expect to compete with other
                                 potential acquirors, many of whom will
                                 be larger and have greater financial
                                 resources than us, for these
                                 acquisition candidates.  This
                                 competition will likely limit the
                                 number of acquisition opportunities and
                                 increase acquisition prices, or
                                 increase the dilution our shareholders
                                 will experience to the extent
                                 acquisitions are paid for with our
                                 equity securities.

                                 The success of our acquisition strategy
                                 will depend on whether we can identify,
                                 acquire and manage additional
                                 businesses profitably and integrate
                                 acquired businesses into our
                                 organization without substantial costs,
                                 delays or other financial or
                                 operational difficulties.  As part of
                                 this strategy, we must successfully
                                 implement potential marketing and
                                 cost-saving opportunities.

                                 Acquisitions involve a number of
                                 special risks, including:

                                 .  failure of the acquired business to
                                    achieve expected results;

                                 .  our failure to retain customers or
                                    accounts of acquired businesses;

                                 .  diversion of our management's
                                    attention and resources;

                                 .  our failure to retain key personnel
                                    of the acquired business; and

                                 .  risks associated with unanticipated
                                    events or liabilities.

                                 The occurrence of any of these events
                                 or circumstances could have a material
                                 adverse effect on our business,
                                 financial condition and results of
                                 operations.  Finally, we cannot assure
                                 you that we can obtain financing for
                                 acquisitions on satisfactory terms.

                                 We cannot predict the timing, size and
                                 success of our acquisitions.  We intend
                                 to finance future acquisitions by using
                                 shares of our common stock for all or a
                                 substantial portion of the purchase
                                 price to be paid.  At the current price
                                 levels of our common stock,
                                 acquisitions could be highly dilutive.
                                 Furthermore, if our common stock is
                                 delisted by the Nasdaq National Market
                                 or does not maintain a sufficient
                                 market value, or if potential
                                 acquisition candidates refuse to accept
                                 common stock as part of the payment for
                                 the sale of their businesses, we may
                                 not be able to continue our acquisition
                                 program.  If we are unable to
                                 use our common stock to finance acquisitions, our growth could be limited unless we are able to borrow money on acceptable terms.

We are dependent on AT&T,        We depend upon AT&T Corp.,
Sprint, Frontier and             MCI-WorldCom, Frontier Communications
MCI-WorldCom, and the loss       of the West, Inc. and Sprint
of their services would          Communications Company, L.P. to provide
substantially impair our         us with the telecommunications services
operations.                      that we resell to our customers and the
                                 detailed information upon which we base
                                 our customer billings.  We do not
                                 currently have contracts with AT&T,
                                 MCI-WorldCom or Sprint.  Instead, we
                                 use our relationships with other
                                 resellers such as US Republic
                                 Communications, Inc., S4
                                 Communications, Inc. and The Furst
                                 Group, Inc., each of which supplies
                                 partitions under its contract with the
                                 underlying carrier.  Our near-term
                                 ability to expand our business
                                 partially depends upon our ability to
                                 maintain relationships with these
                                 underlying and intermediary carriers.
                                 If we lose any of these relationships,
                                 it could have a material adverse effect
                                 on our financial condition and results
                                 of operations.

Our financial performance and    The market price of our common stock
our acquisition program have     has moved up or down dramatically in
made the price of our common     response to variations in our quarterly
stock fluctuate                  and yearly operating results, general
significantly over time.         trends in the long-distance industry,
                                 changes in federal regulations
                                 affecting us or the long-distance
                                 industry, and other factors.  For
                                 example, during calendar year 1998, the
                                 market price for the common stock as
                                 reported by Nasdaq ranged from a high
                                 of $3.00 per share to a low of $0.1875
                                 per share.

We might be delisted by          During the last four months of 1998, we
Nasdaq.                          received notices from Nasdaq indicating
                                 that we did not meet Nasdaq's listing
                                 requirements with respect to minimum
                                 stock price, minimum net tangible asset
                                 value and minimum value of public
                                 float, and that our continued failure
                                 to meet these minimum listing
                                 requirements would result in Nasdaq
                                 delisting our common stock.

                                 We had a hearing with Nasdaq on
                                 February 4, 1999 to review our ability
                                 to continue to meet the minimum listing
                                 requirements for Nasdaq.  Nasdaq is
                                 still considering whether we will be
                                 able to meet their
                                 continued listing requirements. If Nasdaq delists our common stock:

                                 .  there will be no established public
                                    trading market for our common stock;

                                 .  we will most likely not be able to
                                    use common stock in our acquisition
                                    program;

                                 .  we will be in default under the
                                    terms of some of our convertible debt
                                    and convertible preferred stock; and

                                 .  we will most likely not be able to
                                    raise the capital required to confirm
                                    EqualNet Corporation's bankruptcy plan
                                    of reorganization.

Because we have numerous         As long as our outstanding options,
outstanding options,             warrants and convertible securities
warrants and convertible         remain unexercised or are not
securities, we may have          converted, the terms under which we
difficulty obtaining capital     could obtain additional capital may be
and your share value may be      adversely affected.  Moreover, the
significantly diluted.           holders of these options, warrants and
                                 convertible securities are likely to
                                 exercise or convert them at a time when
                                 we would, in all likelihood, be able to
                                 obtain any needed capital by a new
                                 offering of our securities on terms
                                 more favorable than those provided by
                                 these securities.

                                 As of the date of this prospectus, we
                                 have outstanding options and warrants
                                 to purchase an aggregate of
                                 approximately 3,524,899 shares of
                                 common stock, 2,000 outstanding shares
                                 of Series A Preferred Stock convertible
                                 into 2,666,667 shares of common stock,
                                 1,500 outstanding shares of Series B
                                 Preferred Stock convertible into
                                 1,500,000 shares of common stock,
                                 206,707 outstanding shares of Series C
                                 Preferred Stock convertible into
                                 2,067,070 shares of common stock, 3,850
                                 shares of Series D Preferred Stock
                                 convertible into approximately
                                 5,133,332 shares of common stock and 6%
                                 Senior Secured Convertible Notes due
                                 2001 convertible into an aggregate of
                                 4,108,042 shares of common stock.

Future resales of our            Sales of substantial amounts of our
outstanding shares may           common stock in the public market may
substantially diminish the       hurt the common stock's market price.
market price of our common       As of the date of this prospectus,
stock.                           including the shares covered by this
                                 prospectus, in excess of 75% of the
                                 shares of our common stock issuable
                                 upon conversion of preferred stock or
                                 convertible notes or upon exercise of
                                 options or warrants, and substantially
                                 all of our issued and outstanding
                                 shares of common stock, are eligible
                                 for sale under Rule 144 or have been
                                 registered under the Securities Act for
                                 resale by the holders. We are unable to
                                 estimate the amount, timing or nature
                                 of future sales of outstanding common
                                 stock.

Our operations might not         We currently must make minimum monthly
generate sufficient funds        payments to Frontier for the
for us to fulfill our            telecommunications services it provides
commitments to our carriers.     to us.  If we are unable to resell
                                 long-distance service purchased from
                                 Frontier in amounts that are at least
                                 equal to our minimum payment
                                 obligations to Frontier, we will have
                                 to use revenues from other customers to
                                 cover our operating costs under the
                                 Frontier contract.

                                 If any of our underlying carriers or
                                 intermediate carriers are considered to
                                 be utilities in EqualNet Corporation's
                                 bankruptcy proceeding, they will be
                                 entitled to adequate assurance of
                                 payment for carrier services provided
                                 to EqualNet Corporation after September
                                 10, 1998, the bankruptcy filing date.
                                 This may require us to make cash
                                 deposits or advance payments in an
                                 amount the court determines is
                                 sufficient to provide these carriers
                                 with adequate assurance of payment.  If
                                 we fail to provide these carriers with
                                 adequate assurance of payment for
                                 future services, they will have the
                                 right to cease providing services.
                                 Current sources of funds from
                                 operations and working capital may not
                                 be sufficient to provide the amount of
                                 adequate assurance of payment required
                                 by these carriers.  We cannot assure
                                 you that EqualNet Corporation could
                                 secure funding for the amount of any
                                 adequate assurance that may be required
                                 of EqualNet Corporation.

Most of the companies we         Our industry is highly competitive.  We
compete with have                compete based upon brand recognition,
significantly greater            pricing, customer service, network
resources than us.               quality and value-added services.
                                 AT&T, MCI-WorldCom and Sprint dominate
                                 the long-distance segment of our
                                 market.  In addition to AT&T,
                                 MCI-WorldCom and Sprint, we compete
                                 with national and regional
                                 long-distance carriers, and more
                                 recently with regional Bell operating
                                 companies.

                                 The Telecommunications Act of 1996
                                 permits these regional Bell operating
                                 companies, which already provide local
                                 telephone service in most markets, to
                                 provide long distance services under
                                 certain conditions.  Although there are
                                 currently restrictions that prohibit
                                 these companies from providing
                                 long-distance services in areas where
                                 they furnish local service without
                                 competition, we anticipate that in the
                                 foreseeable future these carriers will
                                 be able to provide long-distance
                                 services both inside and outside their
                                 local service areas.  This increased
                                 competition from regional Bell
                                 operating companies, which typically
                                 have broader customer bases and greater
                                 financial resources than us, may have a
                                 material adverse effect on our
                                 financial condition and results of
                                 operations.

                                 We believe that there are over 900
                                 companies in the long-distance
                                 telecommunications market, many of
                                 which have substantially greater market
                                 share and financial resources than we
                                 do.  To compete effectively with other
                                 carriers, we must provide high quality
                                 services at competitive prices.  The
                                 prices we receive from our underlying
                                 and intermediate carriers generally
                                 depend upon the amount of customer
                                 traffic we can commit to those
                                 carriers.  Given our recent operational
                                 problems, we may not be able to commit
                                 enough customer traffic to our carriers
                                 to enable us to maintain profitability,
                                 and we may incur substantial penalties
                                 because of our failure to meet our
                                 commitments.

Some telecommunications laws     The Telecommunications Act of 1996 and
decrease our profit margin       related orders issued by the Federal
in a manner that is              Communications Commission shifted
disproportionate to the          responsibility for the payment of
decrease experienced by our      certain service and access charges from
competitors.                     underlying carriers such as AT&T,
                                 Sprint, Frontier and MCI-WorldCom to
                                 interexchange carriers such as EqualNet
                                 Corporation.  Although AT&T, Sprint,
                                 Frontier and MCI-WorldCom no longer pay
                                 for these service and access charges,
                                 they have not reduced their rates
                                 sufficiently to account for the
                                 elimination of those charges.  Thus we
                                 pay only a slightly lower rate for the
                                 access we purchase from AT&T, Sprint,
                                 Frontier and MCI-WorldCom, but must now
                                 cover the significantly increased costs
                                 attributable to the service and access
                                 charges, as well as preferred
                                 interexchange carrier charges and
                                 universal service fund charges at both
                                 a federal and state level.  These
                                 increased costs and the administrative
                                 costs of complying with the reporting
                                 requirements referred to in the next
                                 paragraph may reduce our profit margin
                                 or increase the cost of service for our
                                 customers.  This decrease in profit
                                 margin or the loss of business likely
                                 to result from an increase in
                                 customers' billing rates may have a
                                 material adverse effect on our
                                 financial condition and results of
                                 operations.

                                 The long-distance telecommunications
                                 operations of EqualNet Corporation and
                                 USC Telecom, Inc. are subject to
                                 various federal and state laws and
                                 regulations, including prior
                                 certification, notification and
                                 registration requirements.  EqualNet
                                 Corporation and USC Telecom must
                                 generally obtain and maintain
                                 certificates of public convenience and
                                 necessity from regulatory authorities
                                 in most states in which they offer
                                 service.  Any failure to maintain
                                 proper certification in jurisdictions
                                 in which either of these companies
                                 provides a significant amount of
                                 intrastate long-distance service could
                                 have a material adverse effect on our
                                 business.

We have had significant          We converted to a new customer
problems with our billing        management, billing and rating system
system.                          ("AMS") in March 1998.  The conversion
                                 was not successful because, among other
                                 things, we acquired a new customer base
                                 and attempted to migrate to a
                                 switch-based environment at the same
                                 time as the conversion.  The failed
                                 conversion caused considerable billing
                                 errors and delays.  Additionally, there
                                 were aspects of AMS that required
                                 continuing support from the seller of
                                 AMS.  This reliance upon an outside
                                 source for billing system
                                 troubleshooting slowed the conversion
                                 process.  Since we converted to AMS in
                                 March 1998, we have been unable to
                                 generate reliable information
                                 concerning our customer attrition rate
                                 and other data necessary or desirable
                                 for the operation of our business.  We
                                 are currently in the process of
                                 installing, and have begun to use
                                 portions of, CostGuard ENTERPRISE, an
                                 industrial class rating, billing and
                                 customer care system.  We cannot assure
                                 you that CostGuard will fully meet our
                                 current and ongoing needs.  If
                                 CostGuard fails to provide the expected
                                 results, we may need to invest in
                                 alternative billing systems.
                                 Converting to a new system could cause
                                 billing errors and delays and could
                                 disrupt our ability to provide
                                 effective customer service.

We are not Year 2000             The Year 2000 problem is the result of
compliant.                       computer programs and other business
                                 systems being written using two digits
                                 rather than four to represent the year.
                                 Many of our time-sensitive applications
                                 and business systems and those of our
                                 vendors and customers may recognize a
                                 date using "00" as the year 1900 rather
                                 than the year 2000, which could result
                                 in system failure or a material
                                 disruption of operations.

                                 We recently began making the internal
                                 preparations necessary to avoid
                                 computer-related losses and work
                                 stoppages as a result of the Year 2000
                                 problem.  While we cannot currently
                                 predict the consequences of, including
                                 the potential lost revenue that could
                                 result from, the failure to be Year
                                 2000 compliant, if not remedied before
                                 the year 2000, such non-compliance will
                                 have a material adverse effect on our
                                 operations.

                                 Furthermore, the underlying operating
                                 system for our CostGuard ENTERPRISE
                                 billing system is not currently Year
                                 2000 compliant.  We believe that future
                                 updates to this operating system will
                                 make the billing system Year 2000
                                 compliant, but we cannot assure you
                                 that such compliance will be achieved.
                                 If this system does not achieve Year
                                 2000 compliance,
                                 we may experience substantial difficulties in billing and servicing our customers.

                                 The manufacturer of the
                                 telecommunications switches that we own
                                 has represented that the switches are
                                 Year 2000 compliant.  However, we
                                 cannot assure you that our vendors and
                                 customers are or will be Year 2000
                                 compliant.  If a customer's phone
                                 equipment is not Year 2000 compliant,
                                 that customer may not be able to use
                                 all of the capabilities of the phone
                                 system; this inability to make full use
                                 of the phone system could reduce our
                                 revenues.  In addition, if a customer
                                 is not Year 2000 compliant, we cannot
                                 provide that customer with billing
                                 information in an electronic data
                                 format through the CostGuard system.
                                 The failure of our vendors and
                                 customers to be Year 2000 compliant
                                 could have a material adverse effect on
                                 our financial condition and results of
                                 operations.

We depend heavily on our         We have a small internal sales force
agents.                          and obtain most of our new customers
                                 from independent marketing agents.  Our
                                 near-term ability to expand our
                                 business depends upon whether we can
                                 maintain relationships with existing
                                 agents and establish new relationships
                                 with additional agents.

                                 During fiscal year 1998 and the first
                                 six months of fiscal year 1999, our
                                 relationship with our independent
                                 marketing agents deteriorated because
                                 we failed to pay commissions on a
                                 timely and regular basis.  If we
                                 continue to fail to pay commissions to
                                 our agents on a timely and regular
                                 basis, our existing agents may choose
                                 not to provide us with new orders or we
                                 may not be able to attract and
                                 establish relationships with new
                                 agents.  In addition, the agents may
                                 choose to solicit our customers to
                                 transfer them to other long-distance
                                 carriers.  Those events could have a
                                 material adverse effect on our
                                 financial condition and results of
                                 operations.

Because of our financial         We have lost many experienced and
problems and EqualNet            valuable employees, including key
Corporation's Bankruptcy         members of management, because of our
filing, we have lost and may     continuing financial problems and
continue to lose valuable        because of EqualNet Corporation's
employees.                       bankruptcy filing.  We may experience
                                 operational difficulties if we continue
                                 to lose key employees or if we cannot
                                 replace those employees with equally
                                 qualified personnel.

                      ABOUT EQUALNET COMMUNICATIONS CORP.

     We are a long-distance telephone company with three principal operating subsidiaries:

 . USC Telecom, a long-distance telephone company that provides service to the customer base acquired from SA Telecommunications, Inc. in July 1998;

 . EqualNet Corporation, a long-distance telephone company that provides services to generally smaller commercial and residential accounts nationwide; and

 .  Netco Acquisition Corp., the owner of nine switches located in major U.S.
   cities.

     EqualNet Corporation, and EqualNet Wholesale Services, Inc., a non-operating wholly owned subsidiary of EqualNet Corporation, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 10, 1998. EqualNet Wholesale Services later converted its bankruptcy proceeding from a Chapter 11 reorganization to a Chapter 7 liquidation. EqualNet Corporation, as a debtor-in-possession under the bankruptcy laws, expects to continue to manage and operate its assets and business pending the confirmation of its reorganization plan. At the time of its bankruptcy filing, EqualNet Corporation had total assets of $20.7 million and total liabilities of approximately $57.6 million and owed us, its largest individual creditor, approximately $33.0 million.

     We purchase large volumes of long-distance telephone usage at volume discounts using the networks of major carriers such as AT&T, Sprint, Frontier and MCI-WorldCom, and resell long distance services to smaller-volume users of these services. Our strategy is to compete as a regional reseller and as a reseller of dedicated T-1 service, using the networks of AT&T, Sprint, Frontier and MCI-WorldCom to transmit our customers' traffic. T-1 service is service from a customer's premises directly to our switch that bypasses the local carrier's facilities, thus replacing the customer's variable usage costs with a lower fixed rate of service. We market our services primarily to small business customers with monthly long-distance bills of less than $500. We use independent marketing agents and an internal sales force to sell our services. The independent marketing agents typically receive residual commissions based on billed revenue. We intend to focus our business on offering bundled services to our customers, including long-distance service and local service, as well as internet access and web pages.

     We were incorporated in Texas in January 1995 to acquire all of the outstanding stock of EqualNet Corporation, which was incorporated in Texas in 1990. Our principal executive office is located at EqualNet Plaza, 1250 Wood Branch Park Drive, Houston, Texas 77079, and our telephone number is
(281) 529-4600.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the offered shares (the "Shares") by the selling shareholders. If the selling shareholders exercise all of the warrants, we will receive estimated gross proceeds of approximately $1,159,413, based upon an average exercise price of $0.92 per share. We intend to use the proceeds from any exercise of the warrants for general corporate purposes. However, the selling shareholders may choose not to exercise the warrants.

                              SELLING SHAREHOLDERS

     The following table sets forth, as of March 26, 1999, (1) the name of each selling shareholder, (2) the number of shares of common stock beneficially owned by each selling shareholder before the offering (and the source of those shares), (3) the number of those shares of common stock that may be offered under this prospectus (regardless of whether those selling shareholders presently intend to offer those Shares), including shares of common stock that are not currently beneficially owned but that may become beneficially owned upon the issuance of 6% Senior Secured Convertible Notes due 2001 or Series D Convertible Preferred Stock issuable as interest or dividends on outstanding notes or preferred stock, and (4) the number of shares of common stock that will be beneficially owned by each selling shareholder after the completion of the offering and sale of the Shares (assuming that all Shares are sold). The number of shares of common stock beneficially owned by each selling shareholder before the offering of the Shares is based on information furnished to us by that selling shareholder or set forth in our securities ledgers.

                                                                                         Number of Shares of Common
                                  Number of Shares of                                        Stock That Will Be
                                      Common Stock            Number of Shares of       Beneficially Owned After the
                                   Beneficially Owned      Common Stock That May Be    Completion of the Offering and
     Name of Selling              Before the Offering         Offered Under This        Sale of the Shares (assuming
      Shareholder                   of the Shares(1)              Prospectus                all Shares are sold)
-------------------------       ------------------------  --------------------------   -------------------------------
Willis Group, LLC                        12,276,769  (2)                   7,703,803                    4,572,966  (12)
Genesee Fund Limited                      2,737,137  (3)                   2,737,137                                 0
 Portfolio B
Advantage Fund Limited                    2,989,166  (4)                   2,966,666                            22,500
RFC Capital Corporation                     594,000  (5)                     594,000                                 0
MCM Partners                              2,666,667  (6)                   2,666,667                                 0
Limit LLC (d/b/a ACMI)                    2,500,000  (7)                   2,500,000                                 0
The Furst Group, Inc.                     1,822,500  (8)                   1,822,500                                 0
James T. Harris                          12,576,769  (2)                     300,000                    4,572,966  (12)
Bernice Arceneaux                            10,000                           10,000                                 0
SA Telecommunications, Inc.               2,067,070  (9)                   2,067,070                                 0
Michael L. Hlinak                           190,000 (10)                     100,000                            90,000
Dean H. Fisher                              267,602 (11)                     226,120                            41,482
Ronald J. Salazar                            92,529 (13)                      30,000                            62,529

(1) For purposes of calculating the beneficial ownership of each shareholder, it was assumed (in accordance with the Securities and Exchange Commission's definition of "beneficial ownership") that the shareholder had exercised all options or warrants, or converted any convertible securities, by which the shareholder had the right, within 60 days following March 15, 1999, to acquire shares of common stock.

(2) Includes warrants exercisable for an aggregate of 933,116 shares of common stock, 1,925 shares of Series D Convertible Preferred Stock convertible in the aggregate into up to 2,566,666 shares of common stock and notes convertible in the aggregate into up to 2,054,021 shares of common stock. None of the shares referred to in the preceding sentence were outstanding as of February 22, 1999. Also includes 750,000 shares of common stock that may be issued upon the conversion of additional 6% Senior Secured Convertible Notes due 2001 or Series D Convertible Preferred Stock issuable as interest or dividends on outstanding notes or preferred stock. James T. Harris holds 300,000 shares of common stock directly as a result of a transfer from Willis Group, LLC. Mr. Harris is the treasurer of, and owns a 5% membership interest in, Willis Group, LLC. Mr. Harris was a member of our Board of Directors from March 1998 to October 1998. Information relating to ownership by Willis Group, LLC and Mr. Harris is based on the Amendment No. 5 to Schedule 13D filed with the SEC on March 12, 1999. According to the report, Willis Group, LLC has sole voting and dispositive power with respect to all shares other than shares or warrants held directly by its members and Mr. Harris shares voting and dispositive power with the other members of Willis Group, LLC with respect to all shares other than shares held directly.

(3) Includes a warrant exercisable for an aggregate of 333,116 shares of common stock and notes convertible into an aggregate of up to 2,054,021 shares of common stock. Also includes 350,000 shares of common stock that may be issued upon conversion of additional 6% Senior Secured Convertible Notes due 2001 issuable as interest on outstanding notes.

(4) Includes 1,925 shares of Series D Convertible Preferred Stock convertible in the aggregate into up to 2,566,666 shares of common stock. Also includes 400,000 shares of common stock that may be issued upon conversion of additional Series D Convertible Preferred Stock issuable as dividends on outstanding preferred stock.

(5) Includes warrants exercisable for an aggregate of 594,000 shares of common stock.

(6) Includes 2,000 shares of Series A Convertible Preferred Stock convertible in the aggregate into 2,666,667 shares of common stock.

(7) Includes 1,500,000 shares of common stock to be issued pursuant to an Amended and Restated Asset Purchase Agreement dated effective as of November 6, 1998 among Equalnet, ACMI Acquisition Corp., LIMIT LLC (d/b/a
     ACMI) and the members of LIMIT LLC (d/b/a ACMI).

(8) Includes 3,000 shares of Series B Senior Convertible Preferred Stock convertible in the aggregate into approximately 1,500,000 shares of common stock.

(9) Includes 206,707 shares of Series C Convertible Preferred Stock convertible in the aggregate into 2,067,070 shares of common stock.

(10) Includes a warrant exercisable for an aggregate of 90,000 shares of Common Stock. Mr. Hlinak held the offices of Executive Vice President, Chief Financial Officer and Chief Operating Officer of Equalnet during the period from 1995 to 1998 and was a director of Equalnet from January 1995 to June 1998.

(11) Includes options exercisable for an aggregate of 35,000 shares of common stock. Excludes 40,000 shares of common stock held by trusts for the benefit of Mr. Fisher's children. Mr. Fisher has disclaimed any beneficial ownership of these shares. Mr. Fisher is the General Counsel of Equalnet and was the Senior Vice President and Secretary of Equalnet from January 1995 until February 1999.

(12) This amount will constitute beneficial ownership of 10% of our common stock outstanding immediately after the sale of all of the Shares.

(13) Dr. Salazar is a member of the Board of Directors of Equalnet.

     Under the terms of the 6% Senior Secured Convertible Notes due 2001, the warrants held by Willis Group, LLC and Genesee Fund Limited-Portfolio B, and the Series A and Series D Convertible Preferred Stock, those securities are convertible or exercisable by any holder only to the extent that the number of shares of common stock issuable upon the conversion of those securities, together with the number of shares of common stock owned by the holder and its affiliates (but not including shares of common stock underlying unconverted and unexercised portions of those securities or securities containing similar provisions) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Thus, the number of shares of common stock set forth in the table for each of Willis Group, Genesee, MCM Partners and Advantage Fund Limited exceeds the number of shares of common stock that Willis Group, Genesee, MCM Partners and Advantage could own beneficially at any given time through their ownership of the 6% Senior Secured Convertible Notes due 2001, the warrants and the Series A and Series D Convertible Preferred Stock.

     The sources of the Shares acquired or to be acquired by the selling shareholders are:

 . up to 2,566,666 shares of common stock issuable by us to each of Advantage and Willis Group upon the conversion of 1,925 shares of our Series D Convertible Preferred Stock owned by each of Advantage and Willis Group;

 . up to 2,054,021 shares of common stock issuable by us to each of Willis Group and Genesee upon the conversion of $1,540,516 aggregate principal amount of 6% Senior Secured Convertible Notes due 2001 owned by each of Willis Group and Genesee;

 . up to 333,116 shares of common stock issuable by us to each of Willis Group and Genesee upon the exercise of warrants owned by Willis Group and Genesee;

 . up to 1,500,000 shares of common stock reserved for issuance upon the conversion of 6% Senior Secured Convertible Notes due 2001 or Series D Convertible Preferred Stock issued as interest or dividends on outstanding notes or preferred stock;

 .  up to 594,000 shares of common stock issuable by us to RFC Capital
   Corporation upon the exercise of two warrants owned by RFC;

 . 1,000,000 shares of common stock held directly by LIMIT LLC (d/b/a ACMI) and 1,500,000 shares of common stock to be issued to LIMIT LLC (d/b/a/ ACMI) pursuant to an Amended and Restated Asset Purchase Agreement among us, ACMI Acquisition Corp., LIMIT LLC (d/b/a ACMI) and the members of LIMIT LLC (d/b/a
   ACMI);

 . 322,500 shares of common stock held directly by The Furst Group, Inc. and up to 1,500,000 shares of common stock issuable by us to The Furst Group upon the conversion of 3,000 shares of our Series B Senior Convertible Preferred Stock owned by The Furst Group;

 .  300,000 shares of common stock held directly by James Harris;

 .  10,000 shares of common stock held directly by Bernice Arceneaux;

 . 2,067,070 shares of common stock issuable by us to SA Telecommunications, Inc. upon the conversion of 206,707 shares of our Series C Convertible Preferred Stock owned by SA Telecommunications, Inc.;

 . up to 2,666,667 shares of common stock issuable by us to MCM Partners upon the conversion of 2,000 shares of our Series A Convertible Preferred Stock owned by MCM Partners;

 .  2,000,000 shares of common stock held directly by Willis Group;

 .  100,000 shares of common stock held directly by Michael L. Hlinak;

 .  226,120 shares of common stock held directly by Dean H. Fisher; and

 .  30,000 shares of common stock held directly by Ronald J. Salazar.

    On March 6, 1998 as a result of various transactions, Willis Group and its affiliates gained control of our Board of Directors, having nominated for shareholder approval four of the seven members of the Board. Willis Group beneficially owns approximately 54% of our voting securities. Mark A. Willis, the Chairman of our Board of Directors, owns a 47.5% membership interest in Willis Group.

    On October 1, 1997, we issued to Willis Group a $1,000,000 Convertible Secured Note, bearing interest at the rate of 12% per year, and a warrant for the purchase of up to 200,000 shares of common stock at an exercise price of $1.00 per share, subject to adjustment. The October 1, 1997 warrant is exercisable for five years. As of the date of issuance of the October 1, 1997 note, we recorded an interest charge of $150,000 to record the impact of the debt being convertible at a discount to market. On March 5, 1998, Willis Group exchanged the October 1, 1997 note and accrued interest for 1,050,000 shares of our common stock.

    Under the terms of several related agreements among us, Willis Group and MCM Partners entered into on December 2, 1997, we acquired nine telecommunications switches from Willis Group for aggregate consideration consisting of $5,850,000 in cash, 1,400,000 shares of common stock, and warrants to purchase an additional 400,000 shares of common stock. In addition, we granted warrants to purchase 500,000 shares of common stock to Michael T. Willis, a member of Willis Group and father of director Mark A. Willis, for guaranteeing a portion of the financing incurred to purchase the switches.

    Under the terms of the December 2, 1997 agreements, we acquired Netco Acquisition Corp. from the Willis Group. Netco Acquisition Corp. held certain intangible rights and assets previously acquired by Willis Group and formerly held by Total National Telecommunications. These assets consisted of intangible rights to use certain software and codes necessary to operate the switches. We acquired Netco Acquisition Corp. for aggregate consideration consisting of approximately 3,581,633 shares of common stock, 2,000 shares of Series A Convertible Preferred Stock and the issuance of approximately 4,000,000 shares of common stock for $1.00 per share in cash.

    During the quarter ended March 31, 1998, we obtained a cash flow bridge loan of $400,000 from Netco Acquisition, LLC, an entity owned 50% by Willis Group. This note is secured by the accounts attributable to web page customers. Effective December 31, 1998, the maturity date of the note was extended from March 31, 1998 to July 31, 1999 and the principal balance of the note was increased by the amount of interest payable on the note.

    We paid Willis Group a finder's fee of $54,000 related to certain financing transactions that closed during fiscal year 1998. Willis Group entered into an agreement with us in April 1998 related to merger and acquisition consulting services. The agreement required us to pay Willis Group $20,000 per month beginning in May 1998, and a success fee based on a percentage of the purchase price of acquisitions that we close. To date, we have not made any payments to Willis Group under these agreements.

    During fiscal year 1998, Willis Group incurred approximately $140,000 in out-of-pocket expenses on our behalf related to services provided by consultants, travel expenses and other miscellaneous expenses. We issued a note dated as of July 31, 1998 payable to Willis Group for these expenses.

    On September 2, 1998, we executed a loan agreement in favor of Willis Group in the amount of $241,106. The loan documents certain advances Willis Group has made on our behalf. This loan is secured by our assets, bears interest at a rate of 11% per year and matures on July 31, 1999.

    We also entered into other transactions with Willis Group under which Willis Group received some of the notes, preferred stock and warrants upon the conversion or exercise of which the Shares are issuable. The aggregate consideration paid by Willis Group for the notes, preferred stock and warrants was $1.5 million and 1,500,000 shares of our common stock.

     We are a party to several financing arrangements with RFC Capital Corporation under which RFC provides working capital to us, including debtor-in-possession financing to EqualNet Corporation. Our obligations to RFC are secured by our accounts receivable and substantially all of our other assets.

     On March 6, 1998, we entered into an exchange agreement with The Furst Group, an accredited investor and the holder of our $3.0 million subordinated debt, under which The Furst Group exchanged the $3.0 million 10% subordinated note due December 31, 1998 and warrants to purchase 1.5 million shares of common stock for 3,000 shares of Series B Senior Convertible Preferred Stock and 322,500 shares of our common stock to satisfy the accrued interest due on the note. Each share of the Series B

Preferred has a stated value of $1,000 and is entitled to share with the common stock in any dividends declared based upon the number of shares of common stock the Series B Preferred is convertible into at the time that dividend is declared. Each share of Series B Preferred is convertible initially into 500 shares of common stock subject to certain anti-dilution provisions. The Series B Preferred has a $1,000 per share liquidation preference over our Series A Convertible Preferred Stock and the common stock. Each share of Series B Preferred also entitles the holder to one vote, voting as a single class with the common stock, on matters submitted to our shareholders.

     Effective March 1, 1998 we acquired substantially all of the assets of SA Telecommunications, Inc. in exchange for:

 .  $3,477,500 in cash;

 .  our assumption of liabilities of approximately $4,000,000; and

 .  the issuance of 195,073 shares of our Series C Convertible Preferred Stock.

    Equalnet terminated an executive employment agreement with Michael L. Hlinak during the second half of fiscal year 1998. Equalnet is currently obligated to make severance payments of $155,833 to Mr. Hlinak over an 11 month severance period and is providing health insurance benefits to him during that period. Additionally, Equalnet issued a warrant to Mr. Hlinak for the purchase of up to 90,000 shares of Common Stock at an exercise price of $2.00 per share. Equalnet issued the Shares to be sold by Mr. Hlinak under this prospectus to Mr. Hlinak in lieu of all severance payments payable to Mr. Hlinak.

    The 30,000 shares of common stock being offered under this prospectus by Ronald J. Salazar, a member of our Board of Directors, were issued to Dr. Salazar in lieu of consulting fees payable to Dr. Salazar pursuant to a consulting agreement between Equalnet and Dr. Salazar.

    We have agreed with the selling shareholders to file with the SEC, under the Securities Act of 1933, as amended, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the Shares, and have agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the Shares are no longer required to be registered for the sale of the Shares by the selling shareholders.

                              PLAN OF DISTRIBUTION

     The selling shareholders or their permitted transferees or pledgees may offer and sell the Shares by and for their respective accounts. We will not receive any of the proceeds from the sale of the Shares by the selling shareholders. If the selling shareholders exercise the warrants, we will receive proceeds from the sale of the warrants. See "Use of Proceeds."

     The selling shareholders may offer and sell any or all of the Shares:

 .  in one or more transactions on the Nasdaq National Market;

 .  in the over-the-counter market;

 .  in one or more brokerage transactions; or

 .  in one or more privately negotiated transactions,

at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may offer and sell the Shares directly or through underwriters, brokers, dealers or agents, who may receive discounts, concessions or commissions from the selling shareholders or the purchasers of Shares for whom those underwriters, brokers, dealers and agents may act as agent or to whom they may sell as principal, or both.

     As of the date of this prospectus, we are not aware of any agreement or understanding between any broker or dealer and any selling shareholder regarding the offering and sale of the Shares. The selling shareholders and any underwriters, brokers, dealers or agents to or through whom sales of the Shares are made under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In that event, any commissions or discounts or other compensation paid to those persons and any profit on the resale of Shares originally purchased by them may be deemed to be underwriting compensation under the Securities Act. The selling shareholders will be responsible for all brokerage commissions and other amounts payable with respect to any sale of Shares with respect to the selling shareholders and any legal, accounting or other expenses incurred.

     If required by the Securities Act, a selling shareholder will distribute a prospectus supplement that will set forth:

 .  the number of Shares being offered under that supplement;

 .  the terms of the offering, including the names of the underwriters;

 . any discounts, concessions, commissions and other items constituting compensation to underwriters, brokers, dealers or agents;

 .  the public offering price of the Shares; and

 . any discounts, concessions or commissions allowed or reallowed or paid by underwriters to dealers.

     In order to comply with the securities laws of certain states, if applicable, the selling shareholders will offer and sell the Shares in those jurisdictions only through registered or licensed brokers or dealers. In addition, the selling shareholders may not sell the Shares in certain states unless the Shares have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

     The selling shareholders may indemnify any underwriter, broker, dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling shareholders may offer and sell any or all of the Shares under Rule 144 of the Securities Act rather than under this prospectus if the requirements of Rule 144 are satisfied.

     One or more of the selling shareholders may pledge or grant a security interest in some of all of the Shares owned by them, and the pledgees or secured parties will, upon foreclosure in the event of default, be deemed to be selling shareholders under this prospectus. In addition, a selling shareholder may sell short our common stock, and in those instances, this prospectus may be delivered in connection with those short sales and the Shares offered under this prospectus may be used to cover the short sales.

     One or more of the selling shareholders may transfer their Shares to lenders or others and each of those persons will be deemed to be a selling shareholder for purposes of this prospectus. The number of selling shareholders' Shares beneficially owned by those selling shareholders that so transfer selling shareholders' Shares will decrease as and when they make the transfer. The plan of distribution for selling shareholders' Shares sold will otherwise remain unchanged, except that the transferees will be selling shareholders under this prospectus.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the position they assume with the selling shareholder, including in connection with distributions of the common stock by those broker-dealers. A selling shareholder may also enter into options or other transactions with broker-dealers that involve the delivery of common stock to the broker-dealers, who may then resell or otherwise transfer the common stock. A selling shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, may sell or otherwise transfer the pledged common stock.

     Under applicable rules and regulations under the Exchange Act, any person that distributes Shares may not bid for or purchase shares of common stock during a period that commences one business day (five business days, if our public float is less than $25 million or our average daily trading volume is less than $100,000) before that person's participation in the distribution, subject to exceptions for passive market making activities.

     We are bearing all costs relating to the registration of the Shares other than certain fees and expenses, if any, of the selling shareholders' counsel or other advisors. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the Shares will be borne by the selling shareholders, the purchasers participating in that sale, or both. We and the selling shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including:

 . statements regarding our financial position, business strategy, markets, budgets and plans and objectives of management for future operations; and

 .  other statements introduced by words such as "may," "will," "expect,"
   "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

We cannot assure you that the expectations reflected in the forward-looking statements made in this prospectus will prove to be correct. There are important factors that could cause actual results to differ materially from our expectations and from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf. These factors include the risk factors set forth in this prospectus and in our filings with the SEC. All future written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by those risk factors.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities that the SEC maintains at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. Our filings with the SEC are available from the SEC's internet site located at http://www.sec.gov.

     We have filed the registration statement with the SEC. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as schedules and exhibits to, the registration statement, as permitted by the SEC's rules and regulations. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete. For a more complete description, we refer you to the complete copy of each document filed with the SEC as an exhibit to the registration statement.

     Our common stock is quoted on the Nasdaq National Market under the symbol "ENET." You may inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

     The following documents filed by us with the SEC are incorporated by reference into this prospectus:

 . our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, filed with the SEC on October 13, 1998;

 . our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed with the SEC on November 20, 1998;

 . our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998, filed with the SEC on February 19, 1998;

 .  our Current Report on Form 8-K filed with the SEC on September 21, 1998;

 .  our Current Report on Form 8-K filed with the SEC on February 5, 1999; and

 . the description of our common stock contained in a Registration Statement on Form 8-A filed with the SEC on February 2, 1995 (Registration No. 1-5725), including any amendment or report filed with the SEC for the purpose of updating the description.

We also incorporate by reference all of our future filings under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     Any statement or information contained in this prospectus or in any document all or part of which is incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement or information contained in this prospectus or in any other document filed after this prospectus that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement or information. Any statement or information so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

     We will provide, upon written or oral request, a free copy of any or all of the documents incorporated in this prospectus by reference (other than certain exhibits to those documents) to any person to whom this prospectus is delivered. Please direct your requests for copies to Dean H. Fisher, Corporate Counsel, Equalnet Communications Corp., 1250 Wood Branch Park Drive, Houston, Texas 77079, telephone number (281) 529-4600.

                                 LEGAL MATTERS

     Weil, Gotshal & Manges LLP, Houston, Texas, will pass upon the validity of the Shares for us.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 1998 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt as to our ability to continue as a going concern as described in Notes 2 and 4 to the consolidated financial statements), which is incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission Registration Fee.......    $ 4,225
Accounting fees and expenses..............................     10,000
Legal fees and expenses...................................     40,000
Miscellaneous.............................................      5,000
                                                              -------
     Total................................................    $59,225
                                                              =======

        All fees and expenses listed above, other than the Commission Registration Fee, are estimates. The Company will pay the fees and expenses listed above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Bylaws provides for mandatory indemnification to at least the extent specifically allowed by Article 2.021 of the Texas Business Corporation Act (the "TBCA").

     Pursuant to Article 2.021 of the TBCA, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they were, are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner which they reasonably believed to be in, or, under certain circumstances, not opposed to, the best interest of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. However, the Company will not indemnify such person if they are adjudged to be liable to the Company unless the court determines that indemnification is appropriate, in which case indemnification is limited to reasonable expenses actually incurred by that person in connection with the proceeding. The Company can also purchase and maintain insurance for such persons.

     The Company's Articles of Incorporation provide that a director shall not be liable to the Company or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except (i) for breaches of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the Company or for acts and omissions involving intentional misconduct or known violations of law, (iii) for transactions in which the director received an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) for acts or omissions for which the liability of the director is expressly provided by an applicable statute. The Articles of Incorporation further provide that neither amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment or repeal.

     The above discussion of the Company's Articles of Incorporation and Bylaws and Article 2.021 of the TBCA is not intended to be exhaustive and is qualified in its entirety by such documents and statute.

ITEM 16.  EXHIBITS.

Exhibit
  No.                              Description
--------                           -----------
  4.1        Articles of Incorporation of the Registrant, as amended
             (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant's Registration Statement on Form S-1
             (Registration No. 33-88742; filed on February 13, 1995).
  4.2*       Statement of Resolution of Board of Directors Establishing and
             Designating Series A Convertible Preferred Stock and Fixing the
             Rights and Preferences of such Series.
  4.3        Statement of Resolution Establishing Series of Shares (Series B
             Senior Convertible Preferred) (incorporated by reference to
             Annex G to the Company's Schedule 14A filed with the Commission on June 15, 1998).
  4.4        Statement of Resolution Establishing Series of Shares (Series C
             Convertible Preferred Stock) (incorporated by reference to Annex
             A to the Company's Schedule 14A filed with the Commission on
             June 15, 1998).
  4.5*       Statement of Resolution of Board of Directors Establishing and
             Designating Series D Convertible Preferred Stock and Fixing the
             Rights and Preferences of such Series.
  4.6        Bylaws of the Registrant (incorporated by reference to Exhibit
             3.2 of the Registrant's Registration Statement on Form S-1
             (Registration No. 33-88742), filed with the Commission on
             January 24, 1995).
  5.1*       Opinion of Weil, Gotshal & Manges LLP, counsel for the
             Registrant.
 23.1        Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1).
 23.2*       Consent of Ernst & Young LLP.
 24.1        Power of Attorney (set forth on the signature page to the
             Registration Statement)

*Filed herewith.

 ITEM 17.    UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on March 30, 1999.

                                    EQUALNET COMMUNICATIONS CORP.



                                    By:    /s/ Mitchell H. Bodian
                                         ------------------------
                                         Mitchell H. Bodian, President and Chief
                                         Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Mitchell H. Bodian and Dean H. Fisher, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                               Title                                 Date
----------------------------------   -----------------------------------   -----------------------------------
  /s/ Mitchell H. Bodian             President, Chief Executive Officer              March 30, 1999
----------------------------------    and Director (Principal executive
Mitchell H. Bodian                     officer and Principal financial
                                                  officer)

  /s/ Mark A. Willis                 Chairman of the Board of Directors              March 30, 1999
----------------------------------
Mark A. Willis


  /s/ John Isaac "Ike" Eply                       Director                           March 30, 1999
----------------------------------
John Isaac "Ike" Epley


  /s/ Ronald J. Salazar, Ph.D.                    Director                           March 30, 1999
----------------------------------
Ronald J. Salazar, Ph.D.


EXHIBIT INDEX
-------------

Exhibit                                 Description
No.
-----------  -------------------------------------------------------------------
   4.1       Articles of Incorporation of the Registrant, as amended
             (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant's Registration Statement on Form S-1
             (Registration No. 33-88742; filed on February 13, 1995).
   4.2*      Statement of Resolution of Board of Directors Establishing and
             Designating Series A Convertible Preferred Stock and Fixing the
             Rights and Preferences of such Series.
   4.3       Statement of Resolution Establishing Series of Shares (Series B
             Senior Convertible Preferred) (incorporated by reference to
             Annex G to the Company's Schedule 14A filed with the Commission on June 15, 1998).
   4.4       Statement of Resolution Establishing Series of Shares (Series C
             Convertible Preferred Stock) (incorporated by reference to Annex
             A to the Company's Schedule 14A filed with the Commission on
             June 15, 1998).
   4.5*      Statement of Resolution of Board of Directors Establishing and
             Designating Series D Convertible Preferred Stock and Fixing the
             Rights and Preferences of such Series
   4.6       Bylaws of the Registrant (incorporated by reference to Exhibit
             3.2 of the Registrant's Registration Statement on Form S-1
             (Registration No. 33-88742), filed with the Commission on
             January 24, 1995).
   5.1*      Opinion of Weil, Gotshal & Manges LLP, counsel for the
             Registrant.
  23.1       Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1).
  23.2*      Consent of Ernst & Young LLP.
  24.1       Power of Attorney (set forth on the signature page to the
             Registration Statement)

*Filed herewith.